Protective Life Corporation Post Office Box 2606 Birmingham, AL 35202 Phone 205-268-1000	Exhibit 99.1

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES FIRST QUARTER 2007 EARNINGS

BIRMINGHAM, Alabama (May 8, 2007) Protective Life Corporation (NYSE: PL) today reported results for the first quarter of 2007. Highlights include:

•
Net income increased 25.6% to a record $1.27 per diluted share, compared to $1.01 per share in the first quarter of 2006. Included in the current quarter’s net income were net realized investment gains of $0.06 per share, compared to net realized investment gains of $0.11 per share in the first quarter of 2006.

•
Operating income for the first quarter was $1.21 per diluted share, compared to $0.90 per share in the first quarter of 2006. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

•
Life Marketing pretax operating income was $65.3 million, an increase of 60.1% over the same period last year. Included in the current quarter’s results is a pretax gain of $15.7 million on the sale of Matrix Direct. Life Insurance sales were $49.5 million as compared to $70.3 million in the first quarter of 2006.

•	Pretax operating income in the Acquisitions segment was $32.2 million in the current quarter, an increase of 62% compared to $19.9 million in the same period last year.

•	Pretax operating income in the Annuities segment increased 18.2% to $5.6 million in the current quarter. Annuity sales were $323.5 million, an increase of 95.1% over the first quarter of 2006.

•	The Stable Value Products segment reported pretax operating income of $12.2 million in the first quarter of 2007 compared to $12.3 million in the same period last year.

•	The Asset Protection segment reported pretax operating income of $10.1 million, an increase of 15.4% over the same period last year.

•	As of March 31, 2007, the Company’s assets were $39.8 billion, compared to $29.0 billion at March 31, 2006, an increase of 37.4%.

•
As of March 31, 2007, share-owners’ equity per share, excluding accumulated other comprehensive income, was $33.99 compared with $30.61 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $34.53 compared with $30.11 a year ago.

•	Operating income return on average equity for the twelve months ended March 31, 2007 was 11.8%.

•	Net income return on average equity for the twelve months ended March 31, 2007 was 13.3%.

•
At March 31, 2007, below investment grade securities were two percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of the commercial mortgage loan portfolio.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to announce very good results for the first quarter. Both net income per share and operating income per share were at record levels in the quarter. Excluding a one-time gain arising from the sale of Matrix Direct, operating earnings per share were at the second highest level in our history. As compared to the first quarter last year, we saw very strong operating earnings growth in our Life Marketing, Annuities, Acquisitions and Asset Protection segments.

While individual life sales were essentially flat sequentially, based on the level of submissions in the first quarter, we expect to see a resumption of growth in life sales in the second quarter.

Annuity sales in the first quarter were almost double the level achieved in the first quarter of 2006. The growth came largely from growth in sales of our fixed annuity products, especially in the bank and stockbroker distribution channels.

The Chase acquisition continues to meet or exceed our expectations. We made substantial progress in the quarter on the integration of this business.

The Asset Protection segment also provided solid results in the quarter, driven in large part by good results in the extended service contract line.

In the Stable Value segment, an expansion in spreads largely offset the decline in account balance that resulted from our decision to limit new sales last year.

Overall, the company’s performance was very solid in the quarter.”

REVISION OF 2007 GUIDANCE

Based on current information, Protective is revising its previous guidance and expects 2007 operating income per diluted share to be between $3.90 and $4.10. Protective’s 2007 guidance excludes any reserve adjustments or unusual or unpredictable benefits or charges that might occur during the year. The 2007 guidance range is based upon actual first quarter performance and many assumptions relating to the remaining three quarters, including but not limited to: the expected pattern of financial results in the life insurance business written under our capital markets securitization structure in which profitability is expected to emerge more gradually after business is written, while results continue to be affected on an ongoing basis by the ordinary course run-off of older, profitable policies; competitive pressure on pricing in our term life insurance business; and our view and expectations as to the likely effect of the interest rate environment on our business (including our view and expectations of credit spreads, the yield curve, and the volume of prepayments and income from our participating mortgage loan portfolio). The 2007 guidance range also assumes no further positive or negative unlocking of deferred acquisition costs (“DAC”) or adjustments to value of businesses acquired (“VOBA”), and diluted weighted average shares outstanding of 71.5 million.

The Company’s actual experience in 2007 will almost certainly differ from many of the assumptions described above, due to a number of factors including, but not limited to, the risk factors set forth under “Forward Looking Statements” below and in the Company’s Form 10-K and Form 10-Q, significant changes in estimated future earnings on investment products caused by changes in the equity markets, DAC and VOBA amortization and our effective tax rate, up and down, that are difficult to anticipate or forecast.

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

FIRST QUARTER CONSOLIDATED RESULTS

	1Q2007	1Q2006
	($ in thousands; net of income tax)
Operating income	$86,589	$64,023
Realized investment gains (losses) and
related amortization, net of certain
derivative gains (losses)	3,994	8,114
Net Income	$90,583	$72,137

	1Q2007	1Q2006
	($ per share; net of income tax)
Operating income	$1.21	$0.90
Realized investment gains (losses) and
related amortization
Investments	0.09	---
Derivatives	(0.03)	0.11
Net Income	$1.27	$1.01

BUSINESS SEGMENT OPERATING INCOME BEFORE INCOME TAX

The table below sets forth business segment operating income before income tax for the periods shown:

OPERATING INCOME Before Income Tax

	1Q2007	1Q2006
	($ in thousands)
LIFE MARKETING	$65,280	$40,781
ACQUISITIONS	32,249	19,906
ANNUITIES	5,606	4,741
STABLE VALUE PRODUCTS	12,186	12,344
ASSET PROTECTION	10,084	8,738
CORPORATE AND OTHER	1,777	11,663
	$127,182	$98,173

In the Life Marketing and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Stable Value Products, Annuities, Acquisitions and Corporate and Other segments, operating income excludes realized investment gains (losses) and related amortization of DAC and VOBA as set forth in the table below.

	1Q2007	1Q2006
	($ in thousands)
Operating income before
income tax	$127,182	$98,173
Realized investment gains (losses)
Stable Value Contracts	1,425	(4,854)
Annuities	1,664	(90)
Acquisitions	4,230	---
Corporate and Other	280	18,759
Less: periodic settlements on derivatives
Corporate and Other	257	1,331
Related amortization of deferred policy
acquisition costs and value of businesses acquired
Acquisitions	606	---
Annuities	590	---
Income before income tax	$133,328	$110,657

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures) for the Acquisitions segment was $35.9 million for the first quarter of 2007 and $19.9 million for the first quarter of 2006. Income before income tax for the Annuities segment was $6.7 million for the first quarter of 2007 and $4.7 million for the first quarter of 2006. Income before income tax for the Stable Value segment was $13.6 million for the first quarter of 2007 and $7.5 million for the first quarter of 2006. Income before income tax for the Corporate and Other segment was $1.8 million for the first quarter of 2007 and $29.1 million for the first quarter of 2006.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

	1Q2007	1Q2006
	($ in millions)
LIFE MARKETING	$49.5	$70.3
ANNUITIES	323.5	165.8
STABLE VALUE PRODUCTS	15.6	87.0
ASSET PROTECTION	139.0	102.5

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Pretax operating income for the Life Marketing segment was $65.3 million in the quarter, an increase of 60.1% over the prior year’s quarter. The quarter was favorably impacted by a $15.7 million gain on the sale of Matrix Direct. Mortality had a favorable $7.5 million impact to earnings in the first quarter of 2007; approximately $8.0 million more favorable than the prior year’s quarter.

Life insurance sales were $49.5 million for the quarter compared to $70.3 million in the first quarter of 2006. Term insurance sales in the current quarter were $33.5 million compared to $37.5 million in the prior year’s quarter. Universal and variable universal life insurance sales in the first quarter of 2007 were $16.0 million compared to $32.8 million in the first quarter of 2007.

ACQUISITIONS: Pretax operating income was $32.2 million for the first quarter of 2007 compared to $19.9 million in the first quarter of 2006. The increase for the quarter is attributable to the acquisition of the Chase Insurance Group block of business in the second half of 2006.

ANNUITIES: Pretax operating income in the Annuities segment increased to $5.6 million in the first quarter of 2007, from $4.7 million in the first quarter of 2006. Average annuity account balances were $6.6 billion as of March 31, 2007, an increase of 14.6% over the prior year.

Total annuity sales increased 95.1% to $323.5 million in the first quarter of 2007 as compared to the prior year’s quarter. Variable annuity sales were $79.7 million in the first quarter of 2007 compared to $73.7 million in the first quarter of 2006. Fixed annuity sales were $243.8 million in the first quarter of 2007 compared to $92.1 million in the prior year’s quarter.

STABLE VALUE PRODUCTS:  Pretax operating income in the Stable Value Products segment was $12.2 million in the first quarter of 2007 compared to $12.3 million in the first quarter of 2006. While average account balances ended the quarter at $5.5 billion as compared to $6.0 billion in the first quarter of 2006, spreads in the first quarter of 2007 were 92 basis points as compared to 84 basis points in the first quarter of 2006.

ASSET PROTECTION: The Asset Protection segment had pretax operating income of $10.1 million for the first quarter of 2007 compared to $8.7 million in the prior year’s quarter. The increase in earnings was primarily attributable to improvement in service contract lines and additional earnings provided by Western General.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported pretax operating income of $1.8 million in the first quarter of 2007 compared to $11.7 million in the first quarter of 2006. The decrease in pretax operating income is attributable to an increase in interest expense, slightly lower participating mortgage income and higher corporate overhead offset by higher investment income on unallocated capital. The increase in interest expense for the quarter as compared to the same period in the prior year is primarily due to the issuance of $200 million of Subordinated Debt Securities to finance the Chase Insurance Group transaction in the third quarter of 2006 and the issuance of non-recourse funding obligations to support the Company’s Regulation XXX transaction. Interest expense increased $12.2 million in the first quarter of 2007 compared to the prior year’s quarter. Investment income on unallocated capital was $23.3 million compared to $16.1 million in the first quarter of 2006.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on May 9, 2007 at 8:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-895-4790 (international callers 1-785-424-1071 and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern May 9 until midnight May 16. The recording may be accessed by calling 1-800-283-8183 (international callers 1-402-220-0867).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern May 9 until midnight May 16.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

The 2007 earnings guidance presented in this release is based on the financial measure operating income per diluted share. Net income per diluted share is the most directly comparable GAAP measure. A quantitative reconciliation of Protective’s net income per diluted share to operating income per diluted share is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized investment gains and losses, which typically vary substantially from period to period.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

Total share-owners’ equity per share	$34.53
Less: Accumulated other comprehensive income per share	0.54

Total share-owners' equity per share
excluding accumulated other comprehensive income	$33.99

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended March 31, 2007 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended March 31, 2007, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED MARCH 31, 2007

Numerator:

	Three Months Ended
	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	March 31, 2007	Rolling Twelve Months Ended March 31, 2007
	($ in thousands)
Net income	$66,941	$57,301	$85,182	$90,583	$300,007
Net of:
Realized investment gains
(losses), net of income tax
Investments	4,222	51,119	3,655	6,592	65,588
Derivatives	(3,556)	(34,772)	17,035	(1,654)	(22,947)
Related amortization of
deferred policy
acquisition costs,
net of income tax benefit	(1,007)	(4,147)	(829)	(777)	(6,760)
Add back:
Derivative gains related
to Corp. debt and investments
net of income tax	437	425	50	167	1,079
Operating Income	$67,719	$45,526	$65,371	$86,589	$265,205

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income
	($ in thousands)
March 31, 2006	$2,104,270	$(35,242)	$2,139,512
June 30, 2006	2,043,711	(149,324)	2,193,035
September 30, 2006	2,271,889	38,395	2,233,494
December 31, 2006	2,313,075	12,431	2,300,644
March 31, 2007	2,419,317	37,954	2,381,363
Total			$11,248,048
Average			$2,249,610
Operating Income Return on Average Equity			11.8%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED MARCH 31, 2007

Numerator:	($ in thousands)
Net income - three months ended June 30, 2006	$66,941
Net income - three months ended September 30, 2006	57,301
Net income - three months ended December 31, 2006	85,182
Net income - three months ended March 31, 2007	90,583
Net income - rolling twelve months ended March 31, 2007	$300,007

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income
	($ in thousands)
March 31, 2006	$2,104,270	$(35,242)	$2,139,512
June 30, 2006	2,043,711	(149,324)	2,193,035
September 30, 2006	2,271,889	38,395	2,233,494
December 31, 2006	2,313,075	12,431	2,300,644
March 31, 2007	2,419,317	37,954	2,381,363
Total			$11,248,048
Average			$2,249,610
Net Income Return on Average Equity			13.3%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company is exposed to the risks of natural disasters, pandemics, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry; a ratings downgrade could adversely affect the Company’s ability to compete; the Company’s policy claims fluctuate from period to period resulting in earnings volatility, and actual results could differ from its expectations, including, but not limited to, expectations of mortality, morbidity, casualty losses, persistency, lapses, customer mix and behavior and projected level of used vehicle values; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates which by their nature are imprecise and subject to changes and revision over time; the use of reinsurance, and any change in the magnitude of reinsurance, introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business, including, but not limited to, the volume of sales, the profitability of products, investment performance, and asset liability management; equity market volatility could negatively impact the Company’s business, particularly with respect to the Company’s variable products; insurance companies are highly regulated and subject to numerous legal restrictions and regulations, including, but not limited to, restrictions relating to premium rates, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, and capital adequacy, and the Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations; changes to tax law or interpretations of existing tax law could adversely affect the Company, including, but not limited to, the demand for and profitability of its insurance products and the Company’s ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including, but not limited to, class action litigation, which could result in substantial judgments, and the Company, like other financial services companies, in the ordinary course of business is involved in litigation and arbitration; publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business, and a change in persistency may result in higher claims and/or higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs and lower reported earnings; the Company’s investments, including, but not limited to, the Company’s invested assets, derivative financial instruments and commercial mortgage loan portfolio, are subject to market and credit risks; the Company may not realize its anticipated financial results from its acquisitions strategy, which is dependent on factors such as the availability of suitable acquisitions, the availability of capital to fund acquisitions and the realization of assumptions relating to the acquisition; the Company may not be able to achieve the expected results from its recent acquisition; the Company is dependent on the performance of others, including, but not limited to, distributors, third-party administrators, fund managers, reinsurers and other service providers, and, as with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company, and the Company’s ability to compete is dependent on the availability of reinsurance, which has become more costly and less available in recent years, or other substitute capital market solutions; the success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including, but not limited to, continued access to capital markets and the overall tax position of the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners, destroying valuable data or making it difficult to conduct business; the Company’s ability to grow depends in large part upon the continued availability of capital, which has been negatively impacted by recent regulatory action, and future marketing plans are dependent on access to the capital markets through securitization; and new accounting or statutory rules or changes to existing accounting or statutory rules could negatively impact the Company. The Company’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could negatively affect our business or result in losses. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Gary Corsi
Executive Vice President and Chief Financial Officer
(205) 268-2226

Rob Shirley
Vice President, Investor Relations
(205) 268-6259